                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) December 10, 1997
                                                 -------------------------------

Chateau Communities, Inc.
--------------------------------------------------------------------------------
(Exact name of registrant as specified in its charter)


Maryland                            001-12496             38-3132038
--------------------------------------------------------------------------------
(State or other jurisdiction        (Commission           (IRS Employer
of incorporation)                   File Number)          Identification No.)


6430 South Quebec Street, Englewood, Colorado             80111
--------------------------------------------------------------------------------
(Address of principal executive offices)                  (Zip Code)


Registrant's telephone number, including area code (303) 741-3707
                                                   -----------------------------

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

      (a)   Financial Statements:

            Audited Consolidated Financial Statements of ROC Communities, Inc. and Subsidiaries as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995 and 1994.

      (b)   Pro Forma Financial Information:

            Combined Condensed Statements of Income of Chateau Communities, Inc. for the year ended December 31, 1996.

            Combined Condensed Balance Sheet of Chateau Communities, Inc. as of December 31, 1996.


      (c)   Exhibits:

            23.1  Consent of Coopers & Lybrand L.L.P.
            23.2  Consent of Deloitte & Touche LLP

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  December 10, 1997              CHATEAU COMMUNITIES, INC.


                                     By: /s/ Gary P. McDaniel
                                         ---------------------------------------
                                         Gary P. McDaniel,
                                         Chief Executive Officer

                     ROC COMMUNITIES, INC. AND SUBSIDIARIES

                                     -------

                        CONSOLIDATED FINANCIAL STATEMENTS

                    as of December 31, 1996 and 1995 and for
                the years ended December 31, 1996, 1995 and 1994

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Chateau Communities, Inc.:

We have audited the accompanying consolidated balance sheet of ROC Communities, Inc. and Subsidiaries as of December 31, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of ROC Communities, Inc. and Subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for the year ended December 31, 1996, in conformity with generally accepted accounting principles.


COOPERS & LYBRAND L.L.P.

Denver, Colorado
December 10, 1997

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of ROC Communities, Inc.:

We have audited the accompanying consolidated balance sheet of ROC Communities, Inc. and Subsidiary as of December 31, 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of ROC Communities, Inc. and Subsidiary as of December 31, 1995, and the results of their operations and their cash flows for the years ended December 31, 1995 and 1994, in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP

Denver, Colorado
February 2, 1996

                     ROC COMMUNITIES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                        as of December 31, 1996 and 1995
                        (in thousands, except share data)

                                     -------

                                                                     1996        1995
                                                                   ---------   ---------
                                      ASSETS

Rental property, net                                               $ 326,065   $ 271,550
Mortgages receivable                                                   5,700       4,913
Cash and cash equivalents                                              1,318         652
Deferred financing costs, net                                          2,298       2,450
Prepaid expenses and other assets, net                                14,467       5,637
                                                                   ---------   ---------

                                                                   $ 349,848   $ 285,202
                                                                   =========   =========

                       LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
   Debt                                                            $ 154,827   $  84,643
   Accounts payable and accrued expenses                               3,391       2,616
   Interest payable                                                    1,381         553
   Other liabilities                                                   1,269         911
   Distributions payable                                               5,096       4,845
                                                                   ---------   ---------

         Total liabilities                                           165,964      93,568
                                                                   ---------   ---------

Commitments and contingencies (Notes 4 and 6)

Stockholders' equity:
   Preferred stock ($.01 par value; 10,000,000 shares authorized,
       no shares issued)                                                  --          --
   Common stock ($.01 par value; 90,000,000 shares authorized;
       12,581,517 and 12,423,500 shares issued and outstanding
       at December 31, 1996 and 1995, respectively)                      126         124
   Additional paid-in capital                                        212,595     208,868
   Cumulative net income                                              29,416      20,577
   Cumulative distributions                                          (58,253)    (37,935)
                                                                   ---------   ---------

         Total stockholders' equity                                  183,884     191,634
                                                                   ---------   ---------

                                                                   $ 349,848   $ 285,202
                                                                   =========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                     ROC COMMUNITIES, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

              for the years ended December 31, 1996, 1995 and 1994
                      (in thousands, except per share data)

                                     -------

                                                        1996     1995     1994
                                                     -------  -------  -------

Revenues:
   Rental income                                     $59,498  $49,260  $36,050
   Management income                                   1,270    1,282      978
   Other income                                          830      960      503
                                                     -------  -------  -------

     Total revenue                                    61,598   51,502   37,531
                                                     -------  -------  -------

Expenses:
   Property operations and maintenance                19,661   16,194   11,238
   Real estate taxes                                   4,605    3,892    3,176
   General and administrative                          3,669    3,100    2,589
   Interest and amortization                           9,176    5,955    5,388
   Depreciation and amortization                      12,768   10,834    7,879
   Merger expenses                                     2,880
                                                     -------  -------  -------
     Total expenses                                   52,759   39,975   30,270
                                                     -------  -------  -------

Net income                                           $ 8,839  $11,527  $ 7,261
                                                     =======  =======  =======

Net income per share                                 $   .71  $   .93  $   .80
                                                     =======  =======  =======

Weighted average shares of common stock outstanding   12,504   12,424    9,071
                                                     =======  =======  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                     ROC COMMUNITIES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (in thousands, except per share data)

                                     -------

                                                            Shares of               Additional
                                                             Common                   Paid-in   Cumulative  Cumulative
                                                              Stock     Par Value     Capital   Net Income  Distributions   Total
                                                            ---------   ---------   ----------  ----------  ------------- ---------
Balance, December 31, 1993                                     7,149     $     71     $111,747    $ 1,789    $ (3,717)    $ 109,890

   Shares sold to public, net of issuance costs of $6,360      5,175           52       95,147         --          --        95,199
   Shares issued for acquisitions                                100            1        1,974         --          --         1,975
   Net income                                                     --           --           --      7,261          --         7,261
   Distributions declared ($1.52 per share) classified as:
         Dividend ($.65 per share)                                --           --           --         --      (6,345)       (6,345)
         Return of capital ($.87 per share)                       --           --           --         --      (8,492)       (8,492)
                                                             -------     --------     --------    -------    --------     ---------

Balance, December 31, 1994                                    12,424          124      208,868      9,050     (18,554)      199,488

   Net income                                                     --           --           --     11,527          --        11,527
   Distributions declared ($1.56 per share) classified as:
         Dividend ($.90 per share)                                --           --           --         --     (11,182)      (11,182)
         Return of capital ($.66 per share)                       --           --           --         --      (8,199)       (8,199)
                                                             -------     --------     --------    -------    --------     ---------

Balance, December 31, 1995                                    12,424          124      208,868     20,577     (37,935)      191,634

   Net income                                                                                       8,839                     8,839
   Shares issued for acquisitions                                158            2        3,727                                3,729
   Distributions declared ($1.62 per share) classified as:                                                    (11,669)      (11,669)
         Dividend ($.93 per share)                                                                             (8,649)       (8,649)
         Return of capital ($.69 per share)
                                                             -------     --------     --------    -------    --------     ---------

Balance, December 31, 1996                                    12,582     $    126     $212,595    $29,416    $(58,253)    $ 183,884
                                                             =======     ========     ========    =======    ========     =========

  The accompanying notes are an integral part of these consolidated financial statements.

                     ROC COMMUNITIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

              for the years ended December 31, 1996, 1995 and 1994
                                 (in thousands)

                                     -------

                                                                 1996          1995         1994
                                                               ---------     --------     --------
Cash flows from operating activities:
   Net income                                                  $   8,839     $ 11,527     $  7,261
   Adjustments to reconcile net income to net cash
     provided by operating activities:
   Depreciation and amortization                                  12,768       10,834        7,879
   Amortization of debt costs                                        720        1,073          724
   Changes in operating assets and liabilities:
     Prepaid expenses and other assets                              (348)        (239)      (1,415)
     Accounts payable, accrued expenses and other liabilities      1,961          129        1,267
                                                               ---------     --------     --------

       Net cash provided by operating activities                  23,940       23,324       15,716
                                                               ---------     --------     --------

Cash flows from investing activities:
   Acquisition of rental properties                              (56,048)     (28,023)     (94,459)
   Capital expenditures                                           (9,623)      (5,266)      (2,851)
   Disposition of rental properties                                1,784           63           83
   Collection of mortgages receivable                                 73           65           21
   Acquisition of Chateau common stock                            (9,007)          --           --
                                                               ---------     --------     --------

       Net cash used in investing activities                     (72,821)     (33,161)     (97,206)
                                                               ---------     --------     --------

Cash flows from financing activities:
   Proceeds from issuance of common stock, net                        --           --       95,199
   Proceeds from line of credit                                  125,995       28,114       58,003
   Proceeds from issuance of debt                                 70,000           --           --
   Principal payments on line of credit                         (124,959)      (3,861)     (58,003)
   Principal payments on mortgages                                  (852)      (1,228)        (590)
   Distributions paid                                            (20,069)     (19,256)     (12,761)
   Purchase of mortgages receivable                                   --           --       (4,999)
   Payments of deferred financing costs                             (568)          --           --
                                                               ---------     --------     --------

       Net cash provided by financing activities                  49,547        3,769       76,849
                                                               ---------     --------     --------

Net change in cash and cash equivalents                              666       (6,068)      (4,641)
Cash and cash equivalents at beginning of year                       652        6,720       11,361
                                                               ---------     --------     --------

Cash and cash equivalents at end of year                       $   1,318     $    652     $  6,720
                                                               =========     ========     ========

Supplemental cash flow information:
   Interest paid                                               $   7,685     $  4,773     $  4,709
                                                               =========     ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                     ROC COMMUNITIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

1.    Summary of Significant Accounting Policies:

      Business:

            ROC Communities, Inc. and ROCF, Inc. were organized on March 31, 1993 in Maryland. On June 26, 1996, the Company organized Redwood Acquisition Corp. ("RAC"), a Maryland corporation. The Company completed its initial public offering in August of 1993. RAC and ROCF, are wholly-owned subsidiaries of the Company. ROC Communities, Inc., ROCF, Inc. and RAC are collectively referred to as the "Company." The Company operates as a real estate investment trust. The Company and its predecessors have been engaged in the ownership, management, acquisition, operation and expansion of manufactured home communities since 1979. The Company owned 71 communities (21,041 sites) located in 23 states and fee managed an additional 36 communities (7,167 sites) as of December 31, 1996. The Company provides management services for third party owners and affiliated entities.

      Basis of Presentation:

            The accompanying financial statements include the accounts of ROC Communities, Inc. and its wholly owned subsidiaries, ROCF, Inc. and RAC. The accompanying financial statements are presented utilizing the historical cost basis of the Company and does not reflect the acquisition of the Company by Chateau Properties, Inc., now called Chateau Communities, Inc. discussed in Note 11. All significant intercompany balances and transactions have been eliminated in consolidation.

      Use of Estimates:

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

      Rental Property:

            Rental property is carried at the lower of cost, less accumulated depreciation, or fair value. Management evaluates the recoverability of its investment in rental property in accordance with Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), Accounting for Impairment of Long-Lived Assets To Be Disposed Of. This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that full asset recoverability is questionable. Management's assessment of recoverability of its rental property under this statement includes, but is not limited to, recent operating results, expected net operating cash flow and management's plans for future operations. The Company adopted SFAS No. 121 in 1996 and the adoption had no effect on the financial condition or results of operations of the Company. Expenditures for significant renovations and improvements which improve or extend the useful life of rental property are capitalized. Maintenance and repairs are expensed as incurred.

                     ROC COMMUNITIES, INC. AND SUBSIDIARIES

                                   ----------

1.    Summary of Significant Accounting Policies, continued:

      Rental Property, continued:

            When rental property assets are sold or otherwise retired, the cost of such property assets, net of accumulated depreciation compared to the sale proceeds, are recognized in income as gains or losses on disposition.

            Depreciation is computed using the straight-line method over estimated useful lives of 20 years for land improvements, 40 years for buildings and 5 to 10 years for furniture, fixtures and equipment.

      Cash and Cash Equivalents:

            Cash and cash equivalents include all cash and liquid investments with a maturity less than three months from the date of purchase. Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and temporary cash investments. At times, cash balances held at financial institutions were in excess of FDIC insurance limits. The Company places its temporary cash investments with high-credit and quality financial institutions. The Company believes no significant concentration of credit risk exists with respect to these financial instruments.

      Deferred Financing Costs:

            Included in deferred financing costs are certain costs of obtaining the Company's debt and line of credit which are amortized over the term of the loans. Accumulated amortization was $1,808,000 and $1,983,000 at December 31, 1996 and 1995, respectively.

      Revenue Recognition:

            Rental income and management income is recognized when earned and due from residents and customers.

      Per Share Data:

            Net income per share was calculated using a weighted average of 12,504,000, 12,424,000 and 9,071,000 shares of common stock outstanding for the years ended December 31, 1996, 1995 and 1994, respectively. The potential dilutive effect of stock options is not material.

      Income Taxes:

            The Company files a consolidated federal income tax return. The Company qualified as a Real Estate Investment Trust under Sections 856 to 860 of the Internal Revenue code. Accordingly, no provision for federal income taxes has been reflected in the financial statements.


      Stock-Based Compensation:

            During 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123 for "Accounting for Stock-Based Compensation." The Company has elected to continue to account for employee stock based compensation under Accounting Principles Board ("APB") Opinion No. 25. "Accounting for stock issued to employees," and therefore the disclosure method as permitted and required by SFAS No. 123 is presented in Note 8.

                     ROC COMMUNITIES, INC. AND SUBSIDIARIES

                                   ----------

2.    Acquisitions of Rental Properties:

      The Company acquired one manufactured home community in January 1996 for cash of $9.4 million. The community is located in Cincinnati, Ohio and is comprised of 354 homesites. The acquisition was funded from the Company's $45 million line of credit.

      The Company acquired one manufactured home community in April 1996 for cash of $4 million. The community is located in Albion, New York and is comprised of 235 homesites. In May 1996, the Company acquired one manufactured home community for cash of $800,000. The community is located in Shreveport, Louisiana and is comprised of 448 homesites. In June 1996, RAC acquired two communities for $25.5 million. The communities are located in Thornton, Colorado and aggregate 1,512 homesites. These acquisitions were funded from the Company's $50 million line of credit (the "Line of Credit"), $20 million term loan, and issuance of 158,017 shares of common stock.

      In June 1996, the Company sold one 113-homesite community in Yuma, Arizona for $1.2 million in cash.

      The Company acquired one manufactured home community in July 1996 for cash of $5.7 million. The community is located in Raleigh, North Carolina and is comprised of 315 homesites. The acquisition was funded from the Line of Credit.

      On September 30, 1996, the Company and Chateau completed the acquisition of six manufactured home communities through a joint venture with each company owning 50%. The six communities, which include the capacity for a total of 2,700 homesites, were purchased by the joint venture for $20.6 million in cash. In addition, from the same seller, the Company purchased 100% of a 320-homesite community adjacent to an existing community in Augusta, Georgia for $1.9 million in cash. These acquisitions were funded by a $12 million demand loan which was subsequently repaid on November 4, 1996. The Company's investment in this joint venture is included in rental properties as of December 31, 1996. The Company also funded $860,000 to this joint venture in 1996 which is included in prepaid expenses and other assets in the balance sheet as of December 31, 1996.

      All of the aforementioned acquisitions have been accounted for utilizing the purchase method of accounting. As such, rental operations are included in the statement of income from the respective date of purchase.

                     ROC COMMUNITIES, INC. AND SUBSIDIARIES

                                   ----------

2.   Acquisitions of Rental Properties, continued:

                                                    Pro Forma Information
                                                  ------------------------
                                                     1996          1995
                                                  ----------    ----------
                                                         (Unaudited)

           Revenues                               $  64,764     $   61,028
           Net income                                 7,984     $    8,937
           Net income per share                   $    0.64     $     0.72


      During 1995, the Company acquired four manufactured home communities aggregating 1,830 sites for $25,335,000. Three of the communities were purchased from an affiliate of the Company pursuant to an option agreement.

      During 1994, the Company acquired 14 manufactured home communities aggregating 5,198 homesites for $90,194,000 and $4,999,000 of mortgages receivable acquired in connection with the acquisition of Colony Cove.

3.    Rental Property:

      The following summarizes rental property (in thousands):

                                                       December 31,
                                                 -----------------------
                                                    1996         1995
                                                 ---------     ---------
            Land                                 $  72,985     $  62,769
            Land improvements and buildings        281,196       225,719
            Furniture, fixtures and equipment        4,073         3,173
                                                 ---------     ---------

                                                   358,254       291,661
            Accumulated depreciation               (32,189)      (20,111)
                                                 ---------     ---------

            Rental property, net                 $ 326,065     $ 271,550
                                                 =========     =========

      Land improvements and buildings consist primarily of infrastructure, roads, landscaping and clubhouses, storage buildings and common amenities.

                     ROC COMMUNITIES, INC. AND SUBSIDIARIES

                                   ----------

4.    Mortgages Receivable:

      In connection with the purchase of the Colony Cove community, the seller assigned to the Company three mortgage loans, having an aggregate principal balance of $3,839,000 and $3,892,000 as of December 31, 1996 and 1995, respectively, and the Company assumed obligations under existing ground leases that expire 2017-2019. The loans, which are collateralized by three separate fee interests underlying the three land parcels leased by Colony Cove bear interest at an annual rate of 9.5%. Payments of principal and interest under the three loans, which are fully amortizing over their terms, aggregate approximately $420,000 per annum. Final principal payments under the loans are due and payable to the Company on May 1, 2017, March 1, 2019 and April 1, 2019. The future minimum lease payments under the ground leases are as follows: 1997 - $1,064,000; 1998 - $1,097,000; 1999 - $1,131,000; 2000 - $1,168,000; 2001 - $1,206,000 and
      $35,350,000 thereafter. In addition, the Company has been assigned a $1,050,000 fully amortizing blanket mortgage loan secured by the fee interests described above. The loan bears interest at a variable rate equal to the prime rate plus 2%, adjusted quarterly, is due and payable in full on February 28, 2014, and currently provides for annual payments of principal and interest of approximately $115,000. The loan balance at December 31, 1996 and 1995 was $1,001,000 and $1,021,000, respectively.
      The Company has a right to offset all payments due under the mortgage loans against rents due under the ground leases.

5.    Debt:

      A summary of the Company's outstanding debt at December 31 is as follows (in thousands):

                                                         1996           1995
                                                       --------       -------
             Mortgage Debt                             $ 59,248       $60,000
             Mortgage Note                                  290           390
             Senior Unsecured Notes                      70,000            --
             Lines of Credit                             22,854        23,253
             $3 million Line of Credit                    2,435         1,000
                                                       --------       -------

                                                       $154,827       $84,643
                                                       ========       =======

      Concurrent with the Company's initial public offering in 1993, the Company's wholly owned subsidiary, ROCF, borrowed $60 million in principal amount which is collateralized by first mortgage liens on 40 of the Company's properties in 1995 and 39 properties in 1996 (the "Mortgage Debt"). The Mortgage Debt bears interest at a rate of 7.16% and is due and payable on August 1, 2000.

      Also in 1993, the Company entered into a six-year mortgage note (the "Mortgage Note") with a principal amount of $590,000 which is collateralized by a first mortgage lien on one property. The Mortgage Note bears interest at a rate of 6% and is payable $100,000 in the first five years and $90,000 in the last year. The balance of the Mortgage Note at December 31, 1996 and 1995 was $290,000 and $390,000, respectively.

                     ROC COMMUNITIES, INC. AND SUBSIDIARIES

                                   ----------

5.    Debt, continued:

      On November 4, 1996, the Company placed $70 million of senior unsecured notes (the "Notes") that mature November 4, 2003. Interest is payable semi-annually in arrears on May 4 and November 4 at a rate of 7.52%.

      In 1995, the Company had a $45 million line of credit for acquisitions of new properties. As collateral for the line of credit, the lender was granted a first mortgage lien on 11 of the Company's properties. The line of credit balance was $23,253,000 at December 31, 1995. During 1996, the commitment was extended to June 30, 1997 at which time the balance was to be due in full. Interest was modified and accrued on the outstanding balance at 30 day LIBOR plus 1.75%. LIBOR at December 31, 1995 was 5.78%.

      On May 2, 1996, the Company replaced its $45 million line of credit with a $50 million line of credit (the "Line of Credit") and a $20 million term loan (the "Term Loan") from the First National Bank of Chicago. The Line of Credit and Term Loan, which mature in April 1999, are unsecured and bear interest at LIBOR plus basis points ranging from 150 to 200. LIBOR at December 31, 1996 was 5.38%. On September 30, 1996, the Company obtained a $12 million demand loan (the "First Demand Loan"), which was unsecured and bore interest at 8.50%, from the First National Bank of Chicago. The proceeds of the Notes were used to repay the Term Loan, the First Demand Loan, and $29 million of the Line of Credit. The Line of Credit was $22,854,000 at December 31, 1996.

      The Company has a $3 million unsecured working capital revolving line of credit with a bank. The commitment is through August 10, 1997 and interest accrues on the outstanding balance at 30 day LIBOR plus 1.75%. The balance was $2,435,000 and $1,000,000 at December 31, 1996 and 1995, respectively.

      The Company's agreements with its lenders contain a number of financial and general covenants. These include, among others, restrictions on borrowings, investments and dividends.

6.    Acquisition of Property Management Contracts:

      On December 1, 1994, the Company acquired management contracts for 22 manufactured home communities through the acquisition of a wholly owned subsidiary of The Windsor Corporation ("Windsor"). Affiliates of Windsor own the 22 manufactured home communities. The acquired subsidiary had no other assets and no known liabilities. The Company issued 100,000 shares of its Common Stock, valued at $1,975,000, to Windsor to acquire the subsidiary, which was dissolved upon completion of the transaction. Additional consideration may be required if management fees earned by the Company during the five-year period after the acquisition reach certain levels. A portion of the common stock issued to Windsor is subject to return to the Company if the revenues from Windsor affiliates decline below certain levels over a five-year period.

                     ROC COMMUNITIES, INC. AND SUBSIDIARIES

                                   ----------

7.    Estimated Fair Value of Financial Instruments:

      The estimated fair value of assets and liabilities considered to be financial instruments has been determined using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The fair value of mortgages receivable is based on discounted cash flows using estimated market interest rates. The fair value of other financial instruments was estimated based on market interest rates. The carrying value and estimated fair value of financial instruments are as follows (in thousands):

                                                        1996                          1995
                                              -------------------------      -----------------------
                                              Carrying          Fair         Carrying         Fair
                                                Value           Value          Value          Value
                                              ---------       ---------      --------        -------
         Investment in Chateau Common Stock    $  9,007       $  9,079        $              $
         Mortgage receivable                      5,700          3,565          4,913          4,706
         Mortgage Debt and Notes                129,538        129,538         60,390         59,905
         Lines of credit                         25,289         25,289         24,253         24,253

8.    Stock Option Plan:

      The Company has established the 1993 Stock Option and Stock Appreciation Rights Plan (the "Plan"). During 1995, the Plan was amended to increase the number of shares of the Company's common stock reserved for issuance under the Plan from 240,000 to 490,000 shares. The Plan allows for the grant of "incentive" and "non-qualified" options (within the meaning of the Internal Revenue Code of 1986, as amended) and stock appreciation rights ("SARs"). A participant who holds SARs may receive cash or shares of common stock for any appreciation of such rights at the discretion of the Executive Compensation Committee of the Board of Directors. No SAR's were issued or outstanding as of December 31, 1996.

                     ROC COMMUNITIES, INC. AND SUBSIDIARIES

                                   ----------

8.    Stock Option Plan, continued:

            A summary of the status of the Company's stock option plan as of December 31, 1996, 1995 and 1994 is presented below:

                                                                   Weighted
                                                     Number        Average
                                                   of Shares       Exercise
                                                    Granted         Price
                                                  ------------   -----------

         Outstanding at December 31, 1993            117,000        $20.06
            Granted                                   90,000        $21.83
                                                    --------

         Outstanding at December 31, 1994            207,000        $20.83
            Granted                                  171,000        $21.69
                                                    --------

         Outstanding at December 31, 1995            378,000        $21.22
            Granted                                  124,000        $24.63
                                                    --------

         Outstanding at December 31, 1996            502,000        $22.08
                                                    ========

      All options are granted at the fair market value of the Company's stock on the date of grant, as such, no compensation cost is recorded. These options expire after ten years. Non-employee members of the Board of Directors were each granted options to purchase 17,500 and 6,000 shares of common stock during the years ended December 31, 1996 and 1995, respectively. Such options vest immediately. Options granted to employees and officers of the Company generally vest 20% per year after date of grant. At December 31, 1996, 1995 and 1994, 221,400, 162,400 and 62,500
      stock options, respectively, were exercisable. The range in exercise price of outstanding options at December 31, 1996 is $20.00 to $24.63. The weighted average remaining contractual life of options outstanding at December 31, 1996 is 8.6 years. In connection with the Merger discussed in
      Note 11, all of the aforementioned options became fully exercisable and vested. All stock options were converted into stock options of Chateau Communities, Inc. based on the exchange ratio discussed in Note 11.

      If compensation cost for stock option grants had been recognized based on the fair value method at the grant date for 1996 and 1995, net income and net income per share would not have been materially different than reported amounts.

                     ROC COMMUNITIES, INC. AND SUBSIDIARIES

                                   ----------

9.    Benefit Plan:

      The Company has established a 401(k) plan for all employees and has committed to make contributions to the plan. Beginning January 1, 1995, generally all employees employed prior to July 1, 1994, were eligible to receive contributions of 3% of their annual salary. Company contributions are used to purchase the Company's common stock. Employees hired July 1, 1994 or later are eligible to enter the plan following attainment of age 21 and one year of service. Employees must be employed at the end of the year to receive the Company contributions. Vesting occurs ratably over a five-year period of continuous service.

10.   Related Party Transactions:

      In 1996, the Company rented office space from certain of its executive officers. This operating lease has a five-year term through 1998, minimum annual rent of $120,000 and is noncancelable. Rent expense was $131,000, $135,000 and $131,000 for the years ended December 31, 1996, 1995 and 1994, respectively. In January 1997, the Company purchased the building for approximately $800,000.

      The Company provides management services for properties owned by certain entities that are affiliated with the executive officers of the Company. The Company's management fee revenues from affiliates were $344,000, $429,000 and $487,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

      In connection with the Merger discussed in Note 11, the Company purchased 350,000 shares of Chateau Communities, Inc. common stock. Included in prepaid expenses and other assets, net is approximately $9,000,000 related to this investment.

11.   Subsequent Event - Merger with Chateau Communities, Inc.:

      On February 11, 1997, The Company completed its merger with Chateau Properties, Inc. (the "Merger"). The Merger and related transactions were accounted for as a purchase of the Company by Chateau Communities, Inc. ("Chateau"). Accordingly, the assets and liabilities of the Company will be adjusted to fair value for financial accounting purposes in the financial statements of Chateau Communities, Inc. The historical financial statements presented herein reflect the historical cost basis of the Company.

      In connection with the Merger, the related transactions occurred:

      o Chateau repurchased and retired 1,200,000 shares of its common stock, of which 450,000 were repurchased in 1996.

      o The Company purchased 350,000 shares of Chateau common stock, which was retired at the time of the merger.

                     ROC COMMUNITIES, INC. AND SUBSIDIARIES

                                   ----------

11.   Subsequent Event - Merger with Chateau Communities, Inc., continued:

      o Chateau issued 1.042 shares of its common stock for each share of the Company's stock outstanding.

      o Chateau paid a stock dividend equal to .0326 shares of their stock per common share/Operating Partnership ("OP") Units outstanding.

      o Certain OP Unitholders of Chateau converted 6,170,908 OP Units into common shares. These Unitholders waived their right to receive the above dividend and as a result it was allocated to the existing shareholders, resulting in a distribution to the common shareholders of Chateau of .068 shares of common stock.

      o Certain OP Unitholders of Chateau purchased 984,423 additional shares of common stock from Chateau at $25.88 per share.

12.   Quarterly Results (unaudited):

                                                                 Quarters Ended
                                             -------------------------------------------------------
                                             March 31        June 30     September 30    December 31
                                             --------        -------     ------------    -----------
                                                      (in thousands except per share data)
1996:

   Total revenues                             $14,239        $14,683        $16,199        $16,477
   Operating income  (a)                      $ 7,717        $ 8,073        $ 8,728        $ 9,145
   Net income (loss) (b)                      $ 2,850        $ 3,114        $ 2,907        $   (32)
   Net income (loss) per share                $  0.23        $  0.25        $  0.23        $  0.00

   Weighted average shares outstanding         12,424         12,429         12,582         12,582


1995:

   Total revenues                             $12,341        $12,465        $13,082        $13,614
   Operating income  (a)                      $ 6,725        $ 6,935        $ 7,131        $ 7,525
   Net income                                 $ 2,813        $ 2,958        $ 2,932        $ 2,824
   Net income per share                       $  0.23        $  0.24        $  0.24        $  0.22

   Weighted average shares outstanding         12,424         12,424         12,424         12,424

(a) Operating income represents total revenues less property operating and maintenance expense, real estate taxes and administrative expense. Operating income is a measure of the performance of the properties before the effects of depreciation and interest and related amortization costs.

(b) Fourth quarter results include a charge of $2,880,000 for merger expenses.

                     ROC COMMUNITIES, INC. AND SUBSIDIARIES

                                   ----------

12.   Supplemental unaudited information-Funds From Operations

      The Company believes that funds from operations ("FFO") is an appropriate measure of performance of an equity REIT. Funds from operations is defined by the National Association of Real Estate Investment Trusts ("NAREIT") as "net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, after adjustments for unconsolidated partnerships and joint ventures". While the Company believes that FFO is the most relevant and widely used measure of its operating performance, it does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income, as an indication of the Company's operating performance or as an alternative to cash flow as a measure of liquidity.

A.    Funds from operations (in thousands):

                                        1996              1995             1994
                                      -------           --------         -------
Net income                            $ 8,839           $11,527          $ 7,261
Add:
Depreciation and amortization          12,627            10,735            7,831
  of rental property
Non recurring merger                    2,880
 expenses
                                      -------           -------          -------
Funds from operations                 $24,346           $22,262          $15,092
                                      =======           =======          =======

                 CHATEAU COMMUNITIES, INC. SELECTED PRO FORMA
                        COMBINED FINANCIAL INFORMATION

     The unaudited pro forma combined condensed Balance Sheet is presented as if the merger (the "Merger") between Chateau Communities, Inc. ("Chateau") and ROC Communities, Inc. ("ROC"), and the repurchase of Chateau common shares in connection with the Merger had occurred on December 31, 1996. The unaudited pro forma combined condensed Statements of Income for the year ended December 31, 1996 are presented as if the Merger between Chateau and ROC, the repurchase of Chateau common shares in connection with the Merger and the acquisitions of 14 communities acquired by Chateau and ROC had occurred as of January 1, 1996 and carried forward through December 31, 1996.

     Preparation of the pro forma financial information was based on assumptions deemed appropriate by the management of Chateau and gives effect to the Merger and other transactions described above under the purchase method of accounting in accordance with generally accepted accounting principles and Chateau continuing to qualify as a REIT, distributing all of its taxable income and, therefore, incurring no federal income tax expense during the periods presented. The pro forma financial information is unaudited and is not necessarily indicative of the results which actually would have occurred if the Merger and the other transactions had been consummated at the dates indicated, nor does it purport to represent the future financial position and results of operation of Chateau for future periods. The pro forma information should be read in conjunction with the historical financial statements of Chateau and ROC.

                          CHATEAU COMMUNITIES, INC.


                PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                      For the Year Ended December 31, 1996
                    (in thousands, except per share amounts)

                                                                                                  Merger and
                                                                                                    Other
                                                                                                 Transactions        Pro Forma
                                                   Chateau         ROC                             Pro Forma         Combined
                                                 (Historical)  (Historical)   Acquisitions (A)    Adjustments        Condensed
                                                 ------------  ------------   ----------------    -----------        ---------
Revenues:
  Rental income ..............................     $64,695       $59,498         $ 3,937                             $128,130
  Management and other income ................       2,689         2,100            (118)                               4,671
                                                  --------      --------        --------           --------          --------

  Total revenue ..............................      67,384        61,598           3,819                              132,801
Expenses:
  Property operating, maintenance
     and administrative ......................      26,870        27,935           1,733             (2,850) (B)       53,688
  Depreciation and amortization ..............      11,452        12,768                             10,802  (C)       35,022
  Interest and related amortization ..........      12,962         9,176                              3,985  (D)       26,123
  Merger expenses ............................                     2,880                             (2,880) (E)
                                                  --------      --------        --------           --------          --------

  Total Expenses .............................      51,284        52,759           1,733              9,057           114,833
                                                  --------      --------        --------           --------          --------
Income before limited partners' interest .....      16,100         8,839           2,086             (9,057)           17,968
Less limited partners' interest in the
   Operating Partnership .....................       9,566                                           (7,795) (F)        1,771
                                                  --------      --------        --------           --------          --------

Net Income ...................................     $ 6,534       $ 8,839         $ 2,086           $ (1,262)         $ 16,197
                                                  ========      ========        ========           ========          ========

Net Income per share of common stock .........     $  1.09       $   .71                                             $    .64
                                                  ========      ========                                             ========

Weighted average shares outstanding ..........       6,022        12,504                                               25,125 (G)
                                                  ========      ========                                             ========

Weighted average shares and OP
   Units outstanding .........................      14,837        12,504                                               27,873 (G)
                                                  ========      ========                                             ========

          The accompanying notes are an integral part of the pro forma combined condensed financial statements.

                          Notes to Unaudited Pro Forma
                     Combined Condensed Financial Statements

                       (in thousands except share amounts)

Accounting Treatment

     The merger and related transactions will be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles. For financial accounting purposes these transactions result in the purchase of all the ROC Stock by Chateau. Accordingly, the assets and liabilities of ROC will be adjusted to acquisition value and the results of operations of ROC will be included in the results of operations of Chateau for periods subsequent to the merger.

Adjustments to Pro Forma Combined Condensed Statements of Income

(A) Acquisitions--Represents the operating results for 14 communities with a total of 5,410 sites acquired in 1996 by Chateau and ROC from January 1, 1996 to the date of acquisition.

                                                                  For the year
                                                                     ended
                                                                December 31,1996
                                                                ----------------

(B)   To reflect cost savings to eliminate duplicative
      public company costs and other identified redundancies
      which have been estimated based upon historical costs
      for those items as a result of the Merger and the Other
      Transactions                                                      $(2,850)
                                                                      ==========

(C)   To reflect the adjustments in depreciation for the
      following:
      (1)   additional depreciation related to the 1996
            acquisitions for the period from January 1,
            1996 to the date of acquisition                                1,401
      (2)   as a result of recording the rental properties
            of ROC at acquisition value versus historical
            cost and utilizing an estimated average
            useful life of 20 years for depreciable property.              9,401
                                                                      ----------
                                                                       $  10,802
                                                                      ==========

(D)   To reflect adjustment to interest expense for the
      following:
      (1)   additional interest expense related to the 1996
            acquisitions for the period from January 1, 1996
            to the date of acquisition. Interest was
            calculated based on rates in effect during
            the periods at existing credit arrangements                    2,102
      (2)   The interest associated with the borrowing on
            the line of credit to pay the estimated Merger costs           1,155
      (3)   The interest associated with the borrowing on
            the lines of credit to finance the purchase of
            shares of Chateau common stock by ROC and
            the repurchase by Chateau offset partially by
            the proceeds from the issuance of Chateau
            stock to certain OP Unitholders (see footnote (F))               728
                                                                      ----------
                                                                       $   3,985
                                                                      ==========

                         Notes to Unaudited Pro Forma
             Combined Condensed Financial Statements (Continued)

                     (in thousands except share amounts)

                                                                 For the Year
                                                                     Ended
                                                               December 31, 1996
                                                               -----------------
(E)   To reverse non-recurring charge for  merger                   ($  2,880)
      expenses                                                     ==========

(F) To adjust the limited partners' ownership interest in the Operating Partnership based on the outstanding number of OP Units as a percentage of total outstanding shares of Chateau Common
        Stock and OP Units, as follows:

      Pro forma income before limited partners' interest             $ 17,968
      Pro forma minority interest percentage (see
      footnote (F))                                                      9.86%
                                                                   ----------
                                                                     $  1,771
                                                                   ==========

(G)   The following adjustments are to reflect the
        Chateau Common Stock and OP Unit transactions
        associated with the Merger and related transactions
      The pro forma weighted average shares and OP Units
        outstanding are computed as follows:
      Chateau Historical Weighted Average Shares
        Outstanding                                                 6,021,767
      Chateau stock dividend                                          310,474
      Exchange of OP Units for shares of Chateau Common
        Stock                                                       6,170,909
      Purchase of Chateau Common Stock by ROC                        (350,000)
      Purchase and retirement of Chateau Common Stock in
        connection with the Merger                                 (1,122,541)
      Issuance of shares of Chateau Common Stock to OP
        Unitholders                                                   984,423
      Issuance of shares of Chateau Common Stock in
        connection with the Merger (12,581,517 shares of
        ROC Stock outstanding immediately prior to the Merger)     13,109,941
                                                                   ----------

               Total Shares                                        25,124,973
                                                                   ==========

      Chateau's Historical Weighted Average OP Units
        Outstanding                                                 8,815,178
      OP Unit Adjustment for Chateau Stock Dividend                    86,892
      Exchange of OP Units for shares of Chateau Common
        Stock                                                      (6,170,909)
      Adjustment for OP Units issued in connection with
        Chateau's Acquisitions                                         16,785
                                                                   ----------

               Total OP Units                                       2,747,946
                                                                   ==========

      Pro forma weighted average shares and OP Units
        outstanding                                                27,872,919
                                                                   ==========

      Pro forma weighted average shares                            25,124,973
                                                                        90.14%
      Pro forma weighted average OP Units                           2,747,946
                                                                         9.86%

                          CHATEAU COMMUNITIES, INC.

                  PRO FORMA COMBINED CONDENSED BALANCE SHEET
                           As of December 31, 1996
                                (in thousands)

                                                                                      Merger and
                                                                                        Other
                                                                                     Transactions         Pro Forma
                                                    Chateau            ROC            Pro Forma            Combined
                                                  (Historical)     (Historical)      Adjustments          Condensed
                                                  ------------     ------------      -----------          ---------
Assets:
  Rental property, net .........................    $ 219,338        $ 326,065        $171,216   (A)      $ 716,619

  Cash and cash equivalents ....................          586            1,318              --                1,904
  Receivables ..................................        5,403            5,700              --               11,103
  Prepaid expenses and other assets ............        6,739           16,765         (15,415  )(B)          8,089
                                                  -----------      -----------     -----------          -----------
     Total assets                                   $ 232,066        $ 349,848        $155,801            $ 737,715
                                                  ===========      ===========     ===========          ===========

Liabilities:
  Debt .........................................    $ 168,315        $ 154,827        $  6,256   (C)      $ 329,398
  Accounts payable, accrued expenses
    and other liabilities ......................       21,008           11,137           1,719   (A)         33,864
                                                  -----------      -----------     -----------          -----------

              Total liabilities                       189,323          165,964           7,975              363,262

Limited partners' interest in the
Operating Partnership ..........................       26,552               --          10,483   (D)         37,035
Stockholders Equity:
  Preferred stock ..............................
  Common stock .................................           57              126              68   (D)            251
  Additional paid in capital ...................       28,187          212,595         108,438   (D)        349,220

  Dividends in excess of accumulated earnings ..      (11,233)         (28,837)         28,837              (11,233)

  Notes receivable, officers ...................         (820)              --              --                 (820)
                                                  -----------      -----------     -----------          -----------

     Total stockholders' equity ................       16,191          183,884         137,343              337,418
                                                  -----------      -----------     -----------          -----------
     Total liabilities and
        stockholders' equity ...................    $ 232,066        $ 349,848        $155,801            $ 737,715
                                                  ===========      ===========     ===========          ===========

          The accompanying notes are an integral part of the pro forma
                    Combined condensed financial statements.

                          Notes to Unaudited Pro Forma
                     Combined Condensed Financial Statements

                      (in thousands, except share amounts)

Adjustments to Pro Forma Combined Condensed Balance Sheet

(A) Represents adjustments to record the Merger in accordance with the purchase method of accounting, assuming a market value of Chateau Common Stock of $25.50 (which was the average closing price of Chateau Common Stock for the period of December 18-23, 1996), and the exchange ratio of
      1.042 for each share of ROC Stock as follows:

      Value of ROC Stock (12,581,517 shares
      outstanding immediately prior to the Merger)
      multiplied by 1.042 and the market value of
      Chateau Common Stock .........................................  $ 334,303
      Merger and related transaction costs (see below) .............     15,620
      Acquired outstanding ROC stock options .......................      1,719
                                                                      ---------

      Purchase Price ...............................................  $ 351,642
                                                                      =========

Estimated fees and expenses related to the Merger and related transactions as follows:

      Advisory fees ................................................  $   8,000
      Legal and accounting .........................................      4,000
      Severance, contract buyouts and relocation costs .............      1,500
      Other including printing, filing fees and transfer costs .....      2,120
                                                                      ---------
                                                                      $  15,620
                                                                      =========

Adjustment required to reflect investment in rental properties, at acquisition value:

      Purchase price (see above) ...................................    351,642
      Historical book value of ROC equity ..........................   (183,884)
      To adjust ROC historical book value for the elimination
      of certain deferred charges in accordance with purchase
      accounting including organization costs, abandoned shelf
      registration costs and deferred financing costs
      associated with ROC's mortgage indebtedness and line of
      credit .......................................................      3,458
                                                                      ---------

      Adjustment required to reflect investment in ROC's rental
      property, at acquisition value ...............................    171,216
                                                                      =========

(B)   To adjust for the elimination of certain costs (see
      footnote (A)): and the value of Chateau shares acquired
      by ROC, included in the equity adjustment (see footnote (D))      (15,415)
                                                                      =========

                          Notes to Unaudited Pro Forma
               Combined Condensed Financial Statements (Continued)

                      (in thousands, except share amounts)

(C) To reflect the increase in the line of credit borrowings due to the following:

      (1)   Estimated Merger costs ..................................  $ 12,000
      (2)   Repurchases of Chateau Common in connection with the
            Merger; offset by the issuance of Chateau Common Stock
            to the Exchanging OP Unitholders ........................    (5,744)
                                                                       --------

                                                                       $  6,256
                                                                       ========

(D) To adjust limited partners' interest and stockholders' equity to reflect the Chateau Common Stock and OP Unit transactions in connection with the merger and related transactions based on ownership computed as follows:

                                                           Common
                                                           Shares         Op Units        Total
                                                           ------         --------        -----

Shares of Chateau Common Stock outstanding
  and Chateau Shares issuable in exchange for
  Chateau's Op Units ..................................   5,660,960       8,836,310       14,497,270
Exchange of OP Units for shares of Chateau's
  Common Stock ........................................   6,170,909      (6,170,909)              --
Purchase of Chateau Common Stock by ROC ...............    (350,000)             --         (350,000)
Purchase and retirement of Chateau Common Stock
  in connection with the merger .......................    (750,000)             --         (750,000)
Issuance of shares of Chateau Common Stock to
  the exchanging OP Unitholders .......................     984,423              --          984,423
Shares of Chateau Common Stock issued in exchange
  for shares of ROC stock outstanding .................  13,109,941              --       13,109,941
Chateau stock dividend in connection with the merger ..     310,474          86,892          397,366
                                                         ----------      ----------       ----------

Pro Forma Shares and OP Units outstanding .............  25,136,707       2,752,293       27,889,000
                                                         ==========      ==========       ==========

Ownership percentages .................................       90.13%           9.87%           100.0%
                                                         ==========      ==========       ==========

Pro forma book value ..................................     338,238          37,035          375,273
                                                         ==========      ==========       ==========

Pro forma book value per common share/OP Unit .........       13.46           13.46            13.46
                                                         ==========      ==========       ==========

----------
*     Before Notes Receivable, Officers

                                EXHIBIT INDEX


            23.1  Consent of Coopers & Lybrand L.L.P.
            23.2  Consent of Deloitte & Touche LLP